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                                                                    EXHIBIT 12.1
EXHIBIT 12(a)
AmSouth Bancorporation
Computation of Ratio of Earnings to Fixed Charges

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

                                              Three Months Ended                              Year Ended December 31,
                                              March 31, 1998     1997          1996         1995         1994        1993
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
EARNINGS
Net income                                        62,023        226,167       182,676      174,955      127,290     146,720
Applicable income taxes                           34,135        122,523       105,576      100,222       66,050      71,843
Fixed charges excluding interest on deposits      64,210        231,022       204,183      142,506      127,043      70,651
                                                 --------------------------------------------------------------------------
Earnings excluding interest on deposits          160,368        579,712       492,435      417,683      320,383     289,214
Interest on deposits                             123,097        484,087       511,345      549,470      368,961     280,854
                                                 --------------------------------------------------------------------------
Earnings including interest on deposits          283,465      1,063,799     1,003,780      967,153      689,344     570,068

FIXED CHARGES
Interest on indebtedness                          60,718        217,424       190,095     129,926       111,453      58,472
Amortization of debt costs and interest
 component of rental payments                      3,492         13,598        14,088      12,580        15,590      12,179
                                                 --------------------------------------------------------------------------
Fixed charges excluding interest on deposits      64,210        231,022       204,183     142,506       127,043      70,651
Interest on deposits                             123,097        484,087       511,345     549,470       368,961     280,854
                                                 --------------------------------------------------------------------------
Fixed charges including interest on deposits     187,307        715,109       715,528     691,976       496,004     351,505

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                      2.50           2.51          2.41        2.93          2.52        4.09
Including interest on deposits                      1.51           1.49          1.40        1.40          1.39        1.62
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